Exhibit 99.1

Atlantic Coast Financial Corporation Reports Improved First Quarter 2012 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--May 1, 2012--Atlantic Coast Financial Corporation (the "Company" NASDAQ symbol: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported improved financial results for the first quarter ended March 31, 2012.

For the first quarter of 2012, the Company reported a net loss of $1.7 million or $0.69 per diluted share, down from a net loss of $3.4 million or $1.36 per diluted share in the year-earlier quarter and down on a linked-quarter basis from a net loss of $4.0 million or $1.61 for the three months ended December 31, 2011.

Notable highlights of the first quarter report included:

  The Company's net loss narrowed on both a year-earlier and linked-quarter basis, primarily due to reduced operating expenses along with a higher amount of non-interest income for both comparisons, and a reduced provision for loan losses on a linked-quarter basis.
  Non-performing assets decreased 12.0% to $46.1 million at March 31, 2012, from $52.4 million on December 31, 2011, with improvements in both non-performing loans and other real estate owned. Subsequent to the end of the first quarter, the Company agreed to a short sale of a non-performing commercial real estate loan that, with an anticipated closing in the second quarter, will result in an additional reduction of non-performing assets of $1.3 million.
  Annualized net charge-offs to average loans increased to 3.91% for the first quarter of 2012 from 3.34% for the fourth quarter of 2011. Net charge-offs included $1.7 million related to the short sale discussed above, of which $1.1 million had been reserved for in 2011.
  Total assets were $776.8 million at March 31, 2012, compared with $810.1 million at March 31, 2011, as the Company has continued to manage asset size consistent with its overall capital management strategy.

Commenting on the first quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "We are encouraged by the Company's first quarter results, which reflected an improvement in credit quality and the impact of our initiatives to reduce non-interest expenses. This resulted in an ongoing reduction in net loss concurrent with a reduction in non-performing assets.

"We remain concerned about the inconsistent and slow pace of the economic recovery in our markets as well as nationally during the first quarter of 2012," Frankland continued. "Externally, we see few signs of meaningful improvement in employment statistics and, while the real estate market has shown some improvement, conditions remain weak overall. Internally, however, we continue to be encouraged by the strength of our banking operations, as well as our mortgage warehouse lending and small business initiatives. Also, improved liquidity in the market for the sale of non-performing assets yielded positive results this quarter. Considering these mixed currents, our board and management team remain committed to our strategies of reducing operating expenses, aggressively improving credit quality and developing Atlantic Coast Bank's retail community banking model, which we believe will continue to improve our financial results in the future."

Capital Update

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 5.71%, 9.91%, and 11.18%, respectively, at March 31, 2012. While the Company's capital levels continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution, the Company remained under an Individual Minimum Capital Requirement agreement with regulators during the first quarter of 2012, which mandates that Atlantic Coast Bank must achieve a 7% Tier 1(core) capital ratio. With this in mind, and in light of the losses the Company has incurred over the past four years, the Company's Board of Directors began a review of strategic alternatives late in 2011, and engaged a financial advisor to assist in the exploration of alternatives to enhance stockholder value. The Company also received approval from the Federal Reserve Board to pursue these strategic alternatives, which include consideration of a potential business combination and a rights offering. This process continues, however, there can be no assurances as to the outcome of these efforts.

Asset Quality	At
	March 31, 2012	Dec. 31, 2011	March 31, 2011
	($ in millions)
Non-performing loans	$41.8	$46.6	$30.5
Non-performing loans to total loans	8.38%	8.94%	5.54%
Other real estate owned	$4.3	$5.8	$9.2
Non-performing assets	$46.1	$52.4	$39.7
Non-performing assets to total assets	5.94%	6.65%	4.91%
Troubled debt restructurings performing for less than 12 months under terms of modification	$19.9	$19.3	$23.8
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$66.0	$71.7	$63.5
Troubled debt restructurings performing for more than 12 months under terms of modification	$11.6	$12.7	$20.2

  The decrease in non-performing loans in the first quarter of 2012 on a linked-quarter basis reflected primarily the sale of a $2.0 million non-performing commercial real estate loan collateralized by an income producing property, the charge-off of $1.7 million for the expected short sale of a commercial real estate loan, as well as reduced non-performing home equity loans.
  Non-performing loans at March 31, 2012, included a $1.3 million commercial real estate loan on which the Company has agreed to a short sale with an anticipated closing date in the second quarter.
  Other real estate owned balances declined in the first quarter of 2012 compared with the fourth quarter of 2011 primarily as a result of the sale of a $1.1 million commercial land parcel during the first quarter of 2012.

Provision / Allowance for Loan Losses	At and for the Three Months Ended
	March 31, 2012	Dec. 31, 2011	March 31, 2011
	($ in millions)
Provision for loan losses	$3.5	$5.2	$2.8
Allowance for loan losses	$13.5	$15.5	$13.6
Allowance for loan losses to total loans	2.71%	2.98%	2.46%
Allowance for loan losses to non-performing loans	32.32%	33.31%	44.43%
Net charge-offs	$5.5	$4.9	$2.6
Net charge-offs to average outstanding loans	3.91%	3.34%	1.75%

  Net charge-offs in the first quarter of 2012, included $1.7 million for a commercial real estate loan that was recorded after the Company agreed to a short sale on the loan for settlement in the second quarter of 2012. Approximately $1.1 million of this charge-off had been reserved for in 2011. Notwithstanding this charge-off, the decrease in provision for loan losses on a linked-quarter basis reflected primarily lower charge-offs combined with reduced delinquencies of one-to-four family loans.
Net Interest Income	Three Months Ended
	March 31, 2012	Dec. 31, 2011	March 31, 2011
	($ in millions)
Net interest income	$5.0	$5.3	$5.3
Net interest margin	2.65%	2.80%	2.77%
Yield on investment securities	2.50%	2.66%	3.19%
Yield on loans	5.61%	5.71%	5.81%
Total cost of funds	2.16%	2.24%	2.48%
Average cost of deposits	1.00%	1.07%	1.32%
Rates paid on borrowed funds	4.44%	4.48%	4.64%

  The Company's lower net interest income for the first quarter of 2012 compared with both the linked-quarter and year-earlier quarter reflected primarily a reduction in portfolio loans outstanding and, to a lesser degree, lower interest rates on funds reinvested in other interest-earning assets. The reduction in portfolio loans is consistent with the Company's capital management strategy and its efforts to reduce the credit risk associated with portfolio loans and to increase levels of primary liquidity. In addition, the net interest margin continues to be under pressure as yields on interest-earning assets, particularly shorter-term assets, have declined due to the historically low interest rate environment. Further, while the Bank has decreased the cost of deposits substantially over the last 12 months, the interest rate on its debt remains fixed at rates well above market.

Non-Interest Income / Non-Interest Expense	Three Months Ended
	March 31, 2012	Dec. 31, 2011	March 31, 2011
	($ in millions)
Non-interest income	$2.2	$2.1	$1.9
Non-interest expense	$5.4	$6.6	$7.8
Efficiency ratio	75.26%	89.38%	108.7%

  The increase in non-interest income for the first quarter of 2012 on a linked-quarter basis as well as in comparison to the year-earlier quarter was primarily due to higher gains on the sales of Small Business Administration loans and the related servicing assets, as well as increased interchange fee income earned on debit and ATM card transactions. These gains were partially offset by a decline in service fees on deposit accounts compared with the linked quarter and year-earlier quarter.
  The decline in non-interest expense in the first quarter of 2012 on a linked-quarter basis and compared with the year-earlier quarter reflected reduced compensation and benefit expenses and lower expenses on foreclosed assets due in part to increased gains on the sale of other real estate owned, which totaled approximately $300,000 for the three months ended March 31, 2012. Compensation and benefit costs were elevated in the first quarter of 2011, as the Company recorded additional benefit expense of $782,000 related to the restoration of supplemental executive retirement plans that partially vested with the completion of the Company's second-step conversion and offering in that quarter.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION
Unaudited Financial Highlights
(In thousands, except per share amounts)

	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Total assets	$776,831	$788,967	$792,402	$801,774	$810,101
Cash and cash equivalents	47,117	41,017	15,323	27,824	11,818
Securities available for sale	131,910	126,821	130,052	125,293	156,995

Loans held for sale	59,399	61,619	64,280	52,617	35,011
Loans receivable, gross	498,921	521,233	532,174	543,276	551,297
Allowance for loan losses	13,516	15,526	15,188	13,684	13,563
Loans receivable, net	485,405	505,707	516,986	529,592	537,734

Total deposits	498,010	508,411	507,938	497,526	507,706
Federal Home Loan Bank advances	135,000	135,000	135,000	151,000	145,000
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800	92,800
Stockholders' equity	45,315	46,294	50,697	54,081	54,867

	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Interest income	$8,749	$9,246	$9,610	$9,631	$9,794
Interest expense	3,766	3,963	4,098	4,206	4,489
Net interest income	4,983	5,283	5,512	5,425	5,305
Provision for loan losses	3,475	5,201	4,419	2,967	2,797
Net interest income after provision for loan losses	1,508	82	1,093	2,458	2,508
Non-interest income	2,155	2,134	4,654	2,555	1,889
Non-interest expense	5,372	6,629	7,106	6,530	7,820
Loss before income taxes	(1,709)	(4,413)	(1,359)	(1,517)	(3,423)
Income tax benefit	--	424	--	--	--
Net loss	$(1,709)	$(3,989)	$(1,359)	$(1,517)	$(3,423)

Net loss per basic and diluted share	$(0.69)	$(1.61)	$(0.55)	$(0.61)	$(1.36)

Basic and diluted weighted average shares outstanding	2,494	2,483	2,484	2,484	2,512

ATLANTIC COAST FINANCIAL CORPORATION
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands)

	March 31, 2012	Dec. 31, 2011	March 31, 2011
Interest rate
Net interest spread	2.48%	2.64%	2.64%
Net interest margin	2.65%	2.80%	2.77%

Average balances
Loans receivable	$561,156	$582,913	$588,985
Total interest-earning assets	752,561	755,140	765,771
Total assets	785,151	797,412	815,873
Deposits	504,387	513,464	516,249
Total interest-bearing liabilities	694,640	703,378	719,644
Total liabilities	738,107	747,035	762,490
Stockholders' equity	47,044	50,377	53,383

Performance ratios (annualized)
Return on average total assets	-0.87%	-2.00%	-1.68%
Return on average stockholders' equity	-14.53%	-31.67%	-25.65%
Ratio of operating expenses to average total assets	2.74%	3.33%	3.83%
Efficiency ratio	75.26%	89.38%	108.70%
Ratio of average interest-earning assets to average interest-bearing liabilities	108.34%	107.36%	106.41%

Asset quality ratios
Non-performing loans	$41,814	$46,615	$30,530
Foreclosed assets	4,336	5,839	9,213
Impaired loans	42,131	51,325	49,371
Non-performing assets to total assets	5.94%	6.65%	4.91%
Non-performing loans to total assets	5.38%	5.91%	3.77%
Non-performing loans to total loans	8.38%	8.94%	5.54%
Allowance for loan losses to non-performing loans	32.32%	33.31%	44.43%
Allowance for loan losses to total loans	2.71%	2.98%	2.46%
Net charge-offs to average outstanding loans (annualized)	3.91%	3.34%	1.75%

Capital ratios
Stockholders' equity to total assets	5.83%	5.87%	6.77%
Average stockholders' equity to average total assets	5.99%	6.32%	6.54%

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., Chief Financial Officer, 904-565-8570